Exhibit 99

FOR IMMEDIATE RELEASE

Contact: H. P. Mechler

Senior VP & CFO

281-490-9652

Imperial Sugar Board Affirms Intention to Rebuild

Damaged Areas of Its Port Wentworth Refinery

Significant Milestones Already Achieved, Company Expects to

Bring Bulk Sugar Production Online in 2008

Sugar Land, TX—(April 18, 2008)—The Imperial Sugar Company (NASDAQ:IPSU) board of directors affirmed its intention to rebuild the parts of its Port Wentworth, Ga. refinery that were damaged in a debilitating incident on Feb. 7, 2008. The board’s affirmation authorizes management to retain design and engineering services to expedite the rebuilding process and continue to work with Imperial Sugar Company insurers to accomplish that goal.

“The board’s action is a key milestone in our plans to bring the Port Wentworth refinery back online and to re-establish the packaging capacity destroyed in early February,” said John Sheptor, Imperial’s president and CEO. “Engaging outside resources to complete the engineering developed by our internal staff should allow us to stay on track to restart bulk sugar production this calendar year.”

Sheptor also noted the company expects the full restoration of packaging capabilities to be completed in the next 12 to 18 months. When fully operational, the Port Wentworth facility is the nation’s second largest sugar refinery, equivalent to nine percent of the total U.S. market.

While continuing to reach out to employees, families and community leaders in the Port Wentworth area, Sheptor said Imperial Sugar associates and management continue to work tirelessly to achieve critical reconstruction objectives. These include recalling 275 of 371 employees back to work, completing preliminary engineering estimates for the rebuild and ordering the equipment requiring the longest lead time in order to accelerate the rebuilding process. Demolition activities are well underway.

“Although the past months have been difficult for the Imperial Sugar family, we remain committed to our customers and stakeholders and will emerge from this incident a stronger and more competitive sugar producer,” concluded Sheptor. “We intend to build the safest and most modern packaging facility possible.”

About Imperial Sugar

Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. The Company markets products nationally under the Imperial®, Dixie Crystals® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future rebuilding efforts, future market prices and margins, future import and export levels, future government and legislative action, future operating results, future availability of raw sugar, operating efficiencies, future investments and initiatives, future cost savings, future product innovations, future energy costs, our liquidity and ability to finance our operations and capital investment programs, future pension payments and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, unknown refinery damage, unforeseen engineering and equipment delays, results of insurance negotiations, market factors, farm and trade policy, our ability to realize planned cost savings and other improvements, the available supply of sugar, energy costs, the effect of weather and economic conditions, results of actuarial assumptions, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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